Exhibit 99.1

For release:  May 3, 2012

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports First Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex:  NHC, NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2012 of $10,508,000 compared to $16,556,000 for the quarter ended March 31, 2011, a decrease of 36.5%.  Net income was $0.76 per common share basic for the quarter ended March 31, 2012 compared to $1.21 per common share basic for the quarter ended March 31, 2011.  For comparative purposes, operating expenses for the 2011 three-month period included favorable results within our accrued risk reserves of $10,500,000 (approximately $6,825,000 after income taxes or $0.50 per common share basic).  Excluding this adjustment, the quarter ended March 31, 2012 would have reflected an increase of 8.0% in net income available to common shareholders compared to the same period in 2011.

Revenues for the three months ended March 31, 2012 totaled $190,086,000 compared to $192,948,000 for the same three months of 2011, a decrease of 1.5%.  Operating results for the first quarter of 2012 compared to the quarter last year were negatively affected by decreases in Medicare and Medicaid per diem rates and benefitted from an improved patient mix and cost saving measures.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,450 beds.  NHC affiliates also operate 37 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports First Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

		Three Months Ended
		March 31
Revenues:		2012	2011
Net patient revenues		$ 176,113	$ 177,553
Other revenues		13,973	15,395
Net operating revenues		190,086	192,948

Costs and Expenses:
Salaries, wages and benefits		106,471	108,762
Other operating		51,528	41,389
Facility rent		9,847	9,865
Depreciation and amortization		7,380	6,962
Interest		118	89
Total costs and expenses		175,344	167,067

Income Before Non-Operating Income		14,742	25,881
Non-Operating Income		5,868	4,561

Income Before Income Taxes		20,610	30,442
Income Tax Provision		(7,934)	(11,718)

Net Income		12,676	18,724

Dividends to Preferred Stockholders		(2,168)	(2,168)

Net Income Available to Common Stockholders		$ 10,508	$ 16,556

Earnings Per Common Share
Basic		$ 0.76	$ 1.21
Diluted		$ 0.76	$ 1.15

Weighted average common shares outstanding
Basic		13,840,079	13,680,135
Diluted		13,908,274	16,327,236

	Balance Sheet Data
	(in thousands)	March 31	Dec. 31
		2012	2011
	Cash and marketable securities	$ 291,181	$ 280,271
	Current assets	371,258	362,186
	Property and equipment, net	424,715	429,651
	Total assets	874,282	865,672
	Current liabilities	204,851	215,907
	Long-term debt	10,000	10,000
	Stockholders' equity	629,032	611,736

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NHC Reports First Quarter Earnings

Selected Operating Statistics

	Three Months Ended
	March 31
	2012	2011
Per Diems:
Medicare	$ 429.01	$ 449.36
Managed Care	$ 402.53	$ 417.07
Medicaid	$ 157.45	$ 158.75
Private Pay and Other	$ 191.01	$ 188.02

Patient Days:
Medicare	123,128	119,778
Managed Care	29,205	25,079
Medicaid	275,287	280,701
Private Pay and Other	148,731	148,281
	576,351	573,839

Average Per Diem	$ 236.54	$ 238.26